                                                                   Exhibit 99.2


                                                                   Information
                                                                   for the
                                                                   Financial
                                                                   Community

LOGO OF DQE


Box 68
Pittsburgh, PA  15230-0068                 Financial Data
                                Second Quarter & Year Ended June 30
                         (All figures in thousands except per share amounts)
                                             (Unaudited)

                                Three Months Ended        Twelve Months Ended
                                     June 30,                   June 30,
                                  1998        1997          1998          1997
                               ----------  ----------  --------------  -----------

Total operating revenues       $ 300,760    $284,000      $1,228,375       $1,219,904

Net income <loss> after
restructuring charge            ($42,344)   $ 46,778      $  110,012       $  189,736

Net income excluding
non-recurring items            $  40,204(a) $ 39,760(b)   $  186,336(a, c) $  182,718(b)

Average number of common
shares outstanding                77,720      77,394          77,671           77,275

Basic earnings (loss) per share
of common stock                   ($0.54)   $   0.61      $     1.42       $     2.46

Basic earnings per share of
common stock excluding
non-recurring items            $    0.52(a) $   0.52(b)   $     2.40(a,c)  $     2.37(b)

Dividend declared per share
of common stock                $    0.36    $   0.34      $     1.42       $     1.34

(a) Earnings per share of common stock excluding the extraordinary restructuring charge in June 1998
(b) Excluding non-recurring $.09 gain associated with sale of Chester Engineers in May 1997
(c) Excluding non-recurring $.08 gain associated with sale of Exide Electronics' stock in November 1997.

Duquesne Light Company, an electric utility, is the largest of the DQE subsidiaries, and had the following sales in millions of kilowatt-hours for the periods indicated.

Direct Sales:

     Residential                   687    697   3,192   3,253
     Commercial                  1,338  1,338   5,595   5,663
     Industrial                    840    875   3,501   3,382
     Other                          17     20      76      83
                                 -----  -----  ------  ------

     Total sales to customers    2,882  2,930  12,364  12,381
                                 =====  =====  ======  ======




July 28, 1998